EXHIBIT 99.3

PRE-ACQUISITION AGREEMENT

                    THIS PRE-ACQUISITION AGREEMENT (this "Agreement"), dated as of January 25, 2000 between Haworth, Inc. ("Haworth") and SMED International Inc. (the "Company");

                    WHEREAS it is proposed that Haworth, through a wholly-owned subsidiary incorporated pursuant to the Business Corporations Act (Alberta) ("Offeror"), make an offer (as amended from time to time, the "Offer") to acquire all of the outstanding common shares, together with associated rights (the term "Common Shares" means common shares and includes the rights while they are outstanding) of the Company, on a fully diluted basis; and

                    WHEREAS the board of directors (the "Board") of the Company has been considering a number of strategic alternatives for the Company, and has concluded that this Agreement is in the best interests of the Company and the holders of its Common Shares (the "Shareholders");

                    In consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	THE OFFER

1.1	The Offer

(a)	Subject to the terms and conditions of this Agreement, the Offeror shall make the Offer by way of takeover bid circular on the terms and conditions set forth as Schedule 1.1(a) hereto, including, without limitation, the following: (i) the Offer shall be open until 8:00 p.m. (Calgary time) on the 22nd day after the date of the bid as determined under the Securities Act (Alberta) or the first business day thereafter if such day is not a business day; (ii) the consideration pursuant to the Offer shall be Cdn. $24.00 for each Common Share of the Company; and (iii) the obligation of the Offeror to take-up pursuant to the Offer shall be conditional upon there having been deposited under, and not withdrawn from, the Offer at least 66 2/3% of the Common Shares (on a fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not form part of any minority approval of a subsequent acquisition transaction (the "Minimum Condition"). Subject to Section 1.2, the Offeror shall issue and mail to Shareholders the Offer, a formal take-over bid circular (the "Offer Circular") and related letter of transmittal and notice of guaranteed delivery on or before 12:00 midnight (Calgary time) on January 31, 2000.

(b)	The Offer shall be made in accordance with all applicable laws.

(c)	The Offer shall expire on the date referred to in Section 1.1(a)(i), provided that the Offer may be extended one or more times at the sole discretion of the Offeror if the conditions set forth in the Offer are not satisfied at the date and time at which the Offer otherwise expires (such time, as extended, the "Expiry Time"). Subject to the satisfaction or waiver of the conditions set forth in the Offer, the Offeror shall, on the first business day following the date that the conditions set forth in the Offer are satisfied and the Offeror is duly authorized under applicable law, accept for payment and pay for all Common Shares validly deposited (and not properly withdrawn) pursuant to the Offer. The Offeror shall use reasonable commercial efforts to consummate the Offer, subject only to the terms and conditions thereof and this Agreement. The Offeror will not amend the terms of the Offer, other than (i) to increase the consideration payable thereunder, (ii) to waive any conditions thereof, (iii) to reduce the Minimum Condition, provided it cannot be reduced below 50% of the outstanding Common Shares without the consent of the Company; (iv) to otherwise amend any terms or conditions thereof, provided such amendment is not adverse to the Shareholders; or (v) to extend the expiry thereof.

(d)	If on the first occasion on which the Offeror has taken up any Common Shares pursuant to the Offer the Common Shares taken up represent less than 90% of the then outstanding Common Shares, then the Offeror shall extend the Offer for at least 10 days.

(e)	The Offeror shall cause its depositary to provide to the Company a copy of all reports of Common Shares tendered to the Offer at the same time that such reports are provided to the Offeror.

1.2	Conditions Precedent

(a)	The obligation of the Offeror to make the Offer and issue the Offer Circular as contemplated in Section 1.1(a) shall be conditional upon the following:

(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer;

(ii)	each of the representations and warranties of the Company which are set out herein shall be true and correct in all material respects at the date that the Offer Circular is proposed to be issued, and the Company shall have complied in all material respects with each of its covenants and obligations set out in this Agreement;

(iii)	the Offeror shall have obtained such orders or exemptive relief from the appropriate securities commissions or other regulatory authorities in Canada and, as applicable, the United States and elsewhere (the "Regulatory Authorities") as it deems necessary or appropriate, in connection with the Offer and the transactions contemplated by the Offer, other than an order or relief under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and other than relief from collateral benefits restrictions in Canadian securities legislation as a result of the agreements referenced in Section 1.2(a)(v), and the parties acknowledge that the Offeror may have to procure such relief in order to be able to take up Common Shares pursuant to the Offer;

(iv)	the directors and officers of the Company shall have entered into an enforceable agreement (the "Lock-Up Agreement"), in the form attached as Schedule 1.2(a)(iv) hereto, with the Offeror and Haworth to tender all of his or her Common Shares to the Offer; and

(v)	each of Mogens F. Smed, Chairman and Chief Executive Officer of the Company and Andrew R.G. Moor, President and Chief Financial Officer of the Company, shall have entered into agreements for employment by the Offeror for a period of not less than two (2) years, on mutually satisfactory terms and conditions, including, without limitation, the terms and conditions set forth on Schedule 1.2(a)(v) hereto, and shall have waived any payments to which they might otherwise be entitled pursuant to the "change of control" provisions of their existing employment or change of control agreements with the Company.

(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Offeror and may be waived by the Offeror, in whole or in part, in its sole discretion.

1.3	Company Action

(a)	The Company represents and warrants to the Offeror that the Board has received the verbal opinion of its financial advisor that the Offer is fair from a financial point of view to the Shareholders of the Company, other than the Offeror and its Affiliates, and that the Board, upon consideration of the fairness opinion and consultation with its advisor, has determined unanimously that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. The Company will promptly, and in no event later than 12 midnight (Calgary time) on February 2, 2000 issue a directors' circular (the "Directors' Circular") recommending that Shareholders accept the Offer.

(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of the Directors' Circular to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The Company shall mail the Directors' Circular within the time frame indicated above and the Offeror and the Company shall cooperate in attempting to jointly mail the Offer Circular and the Directors' Circular. The Company shall also file the Directors' Circular on a timely basis with all applicable Regulatory Authorities. The Directors' Circular will set forth in prominent type, among other things, the determinations and recommendations of the Board as set forth in Section 1.3(a) and the intention of members of the Board and officers to tender their Common Shares to the Offer.

(c)	The Directors' Circular, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including, without limitation, all applicable corporate laws, including the Business Corporations Act (Alberta) ("Applicable Corporate Laws") and all provincial, United States and other applicable securities laws ("Applicable Securities Laws") and shall in all respects comply with the requirements of all applicable laws.

(d)	Subject to Section 3.1, the Board may, and may resolve to withdraw or, in a manner adverse to the Offeror, redefine, modify or change any of its recommendations or determinations referred to in this Section 1.3 if the Board has received a written opinion of outside counsel or advice of outside counsel that is reflected in the minutes of the Board to the effect that such action is necessary in order for the Board to act in a manner consistent with its fiduciary duties under applicable laws.

1.4	Offer Documents

(a)	The Offeror shall provide the Company with a draft copy of the Offer Circular as well as any other documents in connection with the Offer to be mailed to Shareholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the "Offer Documents"), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Offer Documents on a timely basis with the Regulatory Authorities. The Offer Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws. In making the Offer, the Offeror has complied prior to the date hereof, and shall continue to comply, in each case in all material respects, with the provisions of applicable law, including all Applicable Securities Laws.

(b)	The Company shall promptly provide the Offeror with a list of the Shareholders and will provide updated lists of such Shareholders from time to time on request. The Company will provide such assistance as the Offeror or its agents may reasonably request, including communicating the Offer and any amendments and supplements thereto to the Shareholders (including participating with the Offeror in joint investor presentations), meetings with lenders to the Company and its Subsidiaries (as defined herein) and meetings with parties to contracts with the Company and its Subsidiaries, and promptly providing (i) to the extent known by the Company, lists of the beneficial Shareholders, (ii) lists of the holders of the Company's outstanding options or any other securities convertible or exercisable to acquire Common Shares (in the case of options, together with details as to expiry dates, exercise prices and number of Common Shares subject to option), and (iii) mailing labels for Shareholders.

1.5	Directors

          The Company represents and warrants that there are currently eight directors on the Board, and the Company agrees with and represents to the Offeror that the Board has determined unanimously to cooperate with the Offeror and use reasonable commercial efforts to enable the Offeror to elect or appoint all of the directors of the Company and its subsidiaries (and the term "Subsidiary" when used herein shall have the meaning ascribed thereto under the Securities Act (Alberta)) as soon as possible after the Offeror takes up and pays for a majority of the outstanding Common Shares on a fully diluted basis pursuant to the Offer.

1.6	Solicitation of Acceptances of Offer

          The Offeror will appoint a dealer manager in connection with the Offer to solicit acceptances of the Offer. The dealer manager will form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada and the United States to solicit acceptances of the Offer.

1.7	Press Releases

          Each of the parties shall issue its press release upon execution of this Agreement in the forms set forth in Schedule 1.7 hereto.

1.8	Outstanding Stock Options

          The Company represents that all outstanding options granted pursuant to the employee stock option plan or otherwise are in the money, and agrees and represents that the Board has determined unanimously to use its and their respective reasonable commercial efforts to encourage all persons holding options to purchase Common Shares pursuant to the Company's employee stock option plan or otherwise, to either (a) exercise their options prior to the expiry of the Offer and to deposit all Common Shares issued in connection therewith to the Offer as more particularly described in Section 2(b)(i) of the Lock-Up Agreement; or (b) elect to receive cash payments from the Company, as described in Section  2(b)(ii) of the Lock-Up Agreement, other than the shareholders who are parties to the Lock-Up Agreement in respect of whom the provisions of the Lock-Up Agreement shall apply.

1.9	Concerning the Company's Rights Plan

          The Company confirms that it has entered into the Shareholder Rights Plan Agreement dated as of December 27, 1999 (the "Rights Plan") with Montreal Trust Company of Canada. The Company has waived the Rights Plan effective on February 9, 2000 in relation to the Offer and any other subsisting take-over bid for the Common Shares (including the take-over bid by

Office Specialty Inc. and Inscape Acquisition Inc., if applicable). The Company also agrees that it shall extend the Separation Time (as defined under the Rights Plan) so that it does not occur.

2.	COVENANTS OF THE COMPANY

2.1	Ordinary Course of Business

(a)	The Company shall not, and not permit any of its Subsidiaries, directly or indirectly, to do or permit to occur any of the following without the prior written consent of the Offeror:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber, as applicable:

(A)	any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares (other than pursuant to the exercise of employee stock options of the Company currently outstanding); o r

(B)	any assets, except in the ordinary course of business;

(ii)	amend or propose to amend its articles, by-laws or other constating documents;

(iii)	split, combine or reclassify any outstanding Common Shares, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Common Shares;

(iv)	redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Common Shares or other securities, including under any normal course issuer bid;

(v)	reorganize, amalgamate, merge or otherwise continue with any other person, corporation, partnership or other business organization whatsoever;

(vi)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any material assets except as disclosed in Schedule 2.1(a);

(vii)	enter into any commodity, currency or interest rate swap transaction or other similar hedging transactions;

(viii)	satisfy any material claims or liabilities except such as have been reserved against in the Company's financial statements, or relinquish any material contractual rights; or

(ix)	incur or commit to incur any indebtedness for borrowed money or issue any debt securities, except as disclosed in Schedule 2.1(a) for working capital purposes and then only in the ordinary course of business and consistent with past practice, and in any case, not to exceed, in the aggregate, Cdn. $250,000;

(b)	the Company shall not, and shall cause each of its Subsidiaries to not (otherwise than as may be contemplated herein) enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or pay any other form of compensation to, any officers, directors, employees of or consultants to the Company or its Subsidiaries other than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof and which have been disclosed publicly or in writing to the Offeror on or prior to the date hereof and other than in the ordinary course of business consistent with past practice;

(c)	the Company shall use reasonable commercial efforts to cause its, and each of its Subsidiaries', current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	the Company shall:

(i)	use reasonable commercial efforts, and shall cause each of its Subsidiaries to use reasonable commercial efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of their respective officers, employees and consultants as a group and to maintain satisfactory relationships with parties having business relationships with the Company or its Subsidiaries;

(ii)	not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Expiry Time;

(iii)	use reasonable commercial efforts to enable the conditions for the benefit of the Offeror set forth in the Offer to be satisfied;

(iv)	use reasonable commercial efforts to procure advance waivers of any defaults which may occur under any credit, financing agreement or hedging or swap transaction of the Company or its Subsidiaries as a result of the Offeror taking up and paying for Common Shares under the Offer and any other default that will be subsisting upon, or that is reasonably expected to occur within 60 days after, the Expiry Time; and

(v)	confer on a regular basis with the Offeror with respect to operational matters and notify the Offeror orally and in writing promptly, and in any event within 24 hours or learning of the same, of any material adverse change in its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(e)	the Company shall not, and shall cause each of its Subsidiaries to not, modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 2.1, other than as contemplated by this Section 2.1, without the prior written consent of the Offeror.

2.2	Non-Solicitation

(a)	The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries or otherwise, (i) solicit, initiate or encourage (including, subject to Section 2.2(d), by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals from any person other than the Offeror regarding any merger, amalgamation, arrangement, take-over bid, sale of substantial assets, sale of treasury shares (other than pursuant to the exercise of presently outstanding options) or any similar transactions involving the Company or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), or (ii) subject to Section 2.2(d), provide any confidential information to, participate in any discussions or negotiations relating to, or approve or enter into any such transactions with, or otherwise cooperate with or assist or participate in any effort to take such action by, any corporation, person or other entity or group.

(b)	The Company shall, and shall direct and use reasonable commercial efforts to cause its Subsidiaries and each of their respective directors, officers, employees, representatives and agents to immediately cease and cause to be terminated any discussions or negotiations with any parties, other than the Offeror, with respect to any actual, future or potential Acquisition Proposal, and the Company shall disclose the location of all data rooms to the Offeror and immediately close such data rooms and neither the Company nor its Subsidiaries shall establish any data rooms in the future (except in connection with the provision of confidential information pursuant to a confidentiality agreement entered into in accordance with Section 2.2(d)). The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party is a party or to amend any of the foregoing (except to enable the third party to make a take-over bid that is a Superior Proposal in accordance with

Section 2.2(f)(ii)). The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal and shall use reasonable commercial efforts to ensure that such requests are honoured.

(c)	The Company shall immediately notify the Offeror of any future Acquisition Proposal or any request following the date hereof for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Company that it is considering making, or has made or that the Company has reasonable grounds for believing is considering making, an Acquisition Proposal. Such notice to the Offeror shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to the Company as the Offeror may reasonably request, including the identity of the person making such proposal, inquiry or contact, and where that person is an agent or representative, the identity of such person's principal.

(d)	If the Company receives a request for material non-public information from a party who proposes to the Company a bona fide written Acquisition Proposal and the Board determines by duly passed resolution that such proposal is a Superior Proposal pursuant to Section 2.2(f), then, and only in such case, the Company may, subject to having previously executed or then executing with such party a confidentiality agreement substantially similar to the confidentiality agreement accepted January 10, 2000 made between the Company and the Offeror, a copy of which is appended as Schedule 2.2(d) (the "Confidentiality Agreement"), provide such party with access to information regarding the Company. The Company shall provide a copy of any such confidentiality agreement to the Offeror forthwith following its execution. The Company shall also deliver to the Offeror copies of all material (in the same form as delivered to the third party), immediately after delivery to a party that has signed a confidentiality agreement as contemplated in this Section 2.2(d). Further, immediately after any written material is received from a party proposing a Superior Proposal, the Company shall provide the Offeror with a copy of such written material, and in the event that any substantive change is made to such proposal, the Company shall immediately provide relevant written material or a written summary of any such verbal change to the proposal.

(e)	The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisors or representatives retained by the Company are aware of the provisions of this Section 2.2 and shall cause them to comply with such provisions, and the Company shall be responsible for any breach of this Section 2.2 by such investment bankers, advisors or representatives.

(f)	Nothing contained in this Section 2.2 or any other provision of this Agreement shall prevent the Board from (i) furnishing to a person proposing a bona fide Acquisition Proposal non-confidential information concerning the Company provided that the Company shall concurrently with providing such information to such person provide the Offeror with the name of such person, a copy of the information provided to such person (in the same form as delivered to the third party) and confirmation that such person was not solicited or encouraged contrary to Section 2.2(a), or (ii) considering, negotiating, approving and recommending to the Shareholders an unsolicited bona fide written Acquisition Proposal which does not contain a financing condition and for which the Board believes, in good faith, adequate financial arrangements have been made and which the Board determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). Any good faith determination under this Section 2.2(f) shall only be made by duly passed resolution of the Board after consultation with its financial advisors and receipt by the Board of a written opinion of outside counsel or advice of outside counsel that is reflected in the minutes of the Board to the effect that entertaining and negotiating such Acquisition Proposal or the furnishing of information concerning the Company in connection therewith is necessary in order for the Board to act in a manner consistent with its fiduciary duties under applicable law.

2.3	Access to Information

          The Company shall (and shall cause each of its Subsidiaries to) afford the Offeror's officers, employees, counsel, investment bankers, accountants and other authorized representatives and advisors (the "Representatives") access, at all reasonable times, from the date hereof and until the termination of this Agreement pursuant to Article 7, to its business, properties, books, contracts and records as well as to its management personnel, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Offeror all information concerning its business, properties and personnel as the Offeror may reasonably request. The Company shall direct all of its employees, consultants and representatives and the employees, consultants and representatives of its Subsidiaries to actively assist in providing such access and furnishing such information. The Offeror agrees that it shall be bound by the Confidentiality Agreement in connection therewith which forms a part of this Agreement.

3.	FEES AND OTHER ARRANGEMENTS

3.1	Compensation Fee

          If at any time after the execution of this Agreement:

(a)	the Board has withdrawn or, in any manner adverse to the Offeror, redefined, modified or changed any of its recommendations or determinations referred to in

Section 1.3(a), or shall have resolved to do so, prior to the Expiry Time of the Offer;

(b)	any bona fide take-over bid for the Common Shares is publicly announced or commenced, and the Board shall have failed to reaffirm its recommendation of this Offer to Shareholders within 10 days after the public announcement or commencement of any such take-over bid;

(c)	the Board shall have recommended that Shareholders deposit their Common Shares under, vote in favour of, or otherwise accept, an Acquisition Proposal;

(d)	the Company shall have entered into a contractual agreement with any person with respect to an Acquisition Proposal prior to the Expiry Time of the Offer (excluding a confidentiality agreement entered into in compliance with Section 2.2(d));

(e)	an Acquisition Proposal is publicly announced, proposed, offered or made to the Shareholders or to the Company prior to the Expiry Time of the Offer and upon the Expiry Time of the Offer such Acquisition Proposal remains outstanding and the Minimum Condition of the Offer has not been satisfied (interpreted in this instance as if reduced to 50% of the outstanding Common Shares on a fully diluted basis);

the Company shall pay to the Offeror the amount of Cdn. $8 million. Such payment shall be made by drawing on the letter of credit described below. The Company agrees to provide to the Offeror a letter of credit on or prior to the Offeror making the Offer, in form satisfactory to the Offeror acting reasonably, which letter of credit will provide for the payment to the Offeror of the $8 million fee provided in this Section 3.1, within one business day after the occurrence of an event specified in Sections 3.1(a) to (e) and the Offeror delivering to the issuer bank a written certificate confirming the same. Any such payment shall be without prejudice to the rights or remedies available to the Offeror upon the breach of any provision of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

          Haworth hereby represents and warrants to the Company as follows:

4.1	Organization and Authority Relative to this Agreement

          Haworth is a corporation duly incorporated, validly existing and in good standing under the laws of Michigan and has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by Haworth of the transactions contemplated hereby have been duly authorized by Haworth, and no other corporate proceedings on the part of Haworth are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Haworth and constitutes a legal, valid and binding obligation of Haworth enforceable against Haworth in accordance with its terms.

4.2	Organization and Authority Relative to this Agreement

          The Offeror is a corporation duly incorporated, validly existing and in good standing under the laws of Alberta and has the requisite corporate power and authority to carry out its obligations hereunder. The consummation by the Offeror of its obligations hereunder will be duly authorized by the Offeror.

4.3	No Violations - Haworth

(a)	Neither the execution nor the delivery of this Agreement by Haworth, nor the consummation of the transactions contemplated hereby and by the Offer, nor compliance by Haworth with any provision hereof or thereof will, (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of Haworth's charter documents or bylaws or, any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Haworth or any of its Subsidiaries is a party, or to which any of them or any of their respective properties or assets may be subject, or by which Haworth or any of its Subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, law, rule or regulation applicable to Haworth (except, in the case of each of clauses (i) and (ii) above for such violations, conflicts, breaches, defaults, terminations or accelerations which, or any required consents, approvals or notices which, if not given or received, would not have any material adverse effect on the ability of Haworth to consummate the transactions contemplated hereby).

(b)	Other than in connection with or in compliance with the provisions of the Applicable Corporate Laws and Applicable Securities Laws, compliance with requirements under the Investment Canada Act (Canada) and the Hart-Scott Rodino Antitrust Improvements Act of 1976 (i) there is no legal impediment to Haworth's consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or, to Haworth's knowledge, any foreign public body or authority, is required of Haworth in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the ability of the Offeror to consummate the transactions contemplated hereby.

4.4	No Violations - Offeror

(a)	Neither the execution nor the delivery of this Agreement by the Offeror, nor the consummation of the transactions contemplated hereby and by the Offer, nor compliance by the Offeror with any provision hereof or thereof will, (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of the Offeror's charter documents or bylaws or, any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which the Offeror or any of its Subsidiaries is a party, or to which any of them or any of their respective properties or assets may be subject, or by which the Offeror or any of its Subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, law, rule or regulation applicable to the Offeror (except, in the case of each of clauses (i) and (ii) above for such violations, conflicts, breaches, defaults, terminations or accelerations which, or any required consents, approvals or notices which, if not given or received, would not have any material adverse effect on the ability of the Offeror to consummate the transactions contemplated hereby).

(b)	Other than in connection with or in compliance with the provisions of the Applicable Corporate Laws and Applicable Securities Laws, compliance with requirements under the Investment Canada Act (Canada) and the Hart-Scott Rodino Antitrust Improvements Act of 1976 (i) there is no legal impediment to the Offeror's consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or, to the Offeror's knowledge, any foreign public body or authority, is required of the Offeror in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the ability of the Offeror to consummate the transactions contemplated hereby.

4.5	Sufficient Funds

          The Offeror, through Haworth, has financing immediately available to make the Offer on the terms as contemplated hereby, and to purchase all outstanding Common Shares (on a fully diluted basis) which may be deposited pursuant to the Offer and to pay all related fees and expenses.

4.6	Common Share Ownership

          The Offeror, together with its affiliates and associates (as those terms are defined in the Securities Act (Alberta)) own one Common Share at the date hereof.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Offeror and Haworth as follows:

5.1	Organization and Qualification

          The Company is a corporation duly organized and validly existing under the laws of Alberta, and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is, and its Subsidiaries are, duly registered to do business and each is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, in each case except where the failure to be so registered or in good standing would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby. Copies of the constating documents (including articles, by-laws and constating agreements) of the Company and SMED International Corp. (which is the only material Subsidiary of the Company) together with all amendments to date were made available to the Offeror in the Company's data room prior to the execution of this Agreement, and such documents are accurate and complete as of the date hereof and have not been amended or superseded.

5.2	Authority Relative to this Agreement

          The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

5.3	No Violations

(a)	Neither the execution nor the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby and by the Offer, nor compliance by the Company with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of their respective charter documents or bylaws or, any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of them or any of their respective properties or assets may be subject, or by which the Company or any of its Subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, law, rule or regulation applicable to the Company or any of its

Subsidiaries or any of their respective properties or assets (except, in the case of each of clauses (i) and (ii) above, for violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances or required consents, approvals or notices, pursuant to agreements or instruments indicated in Schedule 5.3(a) hereto); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

(b)	Other than in connection with or in compliance with the provisions of the Applicable Corporate Laws and Applicable Securities Laws, (i) there is no legal impediment to the Company's consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Company in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby.

5.4	Compliance with Law

          The Company and each of its Subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby.

5.5	Capitalization

          As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Common Shares of which, as of January 24, 2000, 8,427,555 Common Shares are issued and outstanding and there are no other shares of any class or series outstanding. A list disclosing outstanding options and optionholders, and also indicating the number of Common Shares subject to each option, the exercise price applicable to each option, the term of the option and whether approval by holders of Common Shares is required before the option may be exercised, is appended as Schedule 5.5. Except as set forth in Schedule 5.5, there are no options, warrants or other rights (other than rights issued under the Rights Plan), agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by the Company or any Subsidiary of any shares of the Company (including the Common Shares) or shares of any Subsidiary or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Company (including the Common Shares) or shares of any Subsidiary. All outstanding Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all Common Shares issuable upon the exercise of outstanding stock options, in accordance with their terms, will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

5.6	Material Agreements

          There are no agreements material to the conduct of the Company's and its Subsidiaries' businesses except described in Schedule 5.6, and all such agreements are valid and subsisting and the Company or its Subsidiary, as applicable, is not in material default under any such agreements.

5.7	Filings

          The documents or information (the "Public Documents") listed in Schedule 5.7, copies of which have been provided to the Offeror, are the only material documents filed by the Company with Regulatory Authorities since June 30, 1999. All of the Public Documents are, as of their respective dates, in compliance in all material respects with all applicable laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the term "material fact" shall have the meaning ascribed under Applicable Securities Laws). The Company will deliver to the Offeror as soon as they become available true and complete copies of any reports or statements required to be filed by it with any Regulatory Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by the Offeror, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

5.8	Financial Statements

          The consolidated statements including the balance sheet and the consolidated statement of operations and cash flow for the fiscal year ended June 30, 1999 (the "Financial Statements") and contained in the Public Documents, were prepared in accordance with generally accepted accounting principles in Canada and present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis, the results of its operations and the changes in its financial position for the applicable periods (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements). Except as disclosed in the Financial Statements, the Company had no material liabilities (whether actual, accrued or contingent, and whether direct or indirect) at June 30, 1999. Nothing has occurred since the date the Financial Statements were issued which would necessitate a change to the Financial Statements.

5.9	Disclosure

          The Company has disclosed to the Offeror in writing on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could reasonably be expected to materially adversely affect the business, operations, assets, capitalization, financial condition, prospects, rights or liabilities of or relating to the Company and any of its Subsidiaries taken as a whole.

5.10	Transaction Fees

          The Company has not retained any financial adviser, broker, agent, finder, or paid or agreed to pay any financial adviser, broker, agent, finder on account of this Agreement or any transaction contemplated hereby, other than Nesbitt Burns Inc., which firm has been retained as the Company's financial advisor in responding to the Offer. True and complete copies of the engagement letter, as amended, and all other agreements between Nesbitt Burns Inc. and the Company have been provided to the Offeror and shall not be further amended without the prior consent of the Offeror.

5.11	Absence of Changes

          Since June 30, 1999, and except as has been disclosed in the Public Documents or as contemplated herein (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary and normal course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company or any Subsidiary has been incurred other than in the ordinary course of business, and (iii) there has not been any material adverse change in the financial condition, results of operation, prospects, business or property of the Company and any of its Subsidiaries taken as a whole. For purposes of this Section 5.11, "material adverse change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the Company or any of its Subsidiaries which is materially adverse to the business of the Company and its Subsidiaries taken as a whole.

5.12	Employment Agreements

          Except as disclosed in Schedule 5.12, neither the Company nor any Subsidiary: is a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than one year or any written agreement which provides for a payment by the Company or any Subsidiary on a change of control of the Company or severance of employment (such agreements being referred to as the "Employment Agreements").

5.13	United States Relationship

          The Company does not have actual knowledge that the level of ownership by U.S. holders of Common Shares equals or exceeds 40% of the total of such outstanding class of securities. The term "U.S. holder" means any person whose address appears on the records of the Company, any voting or other trustee, any depository, any share transfer agent or any person acting in a similar capacity on behalf of the Company, as being located in the United States. The Company satisfies all of the requirements such that the Offeror is eligible to file a tender offer document in compliance with Rule 14d-1(b) with the Securities and Exchange Commission on Form 14D-1F.

5.14	Employee Benefit Plans

          Except as disclosed in Schedule 5.14, neither the Company nor any Subsidiary has any employee benefit plans and has made no promises with respect to increased benefits under such plans. All contributions (including premiums) required by law or contract to and including December 31, 1999 to have been paid or accrued, under or with respect to such plans, have been paid or accrued as at that date, as the case may be.

5.15	Books and Records

          The corporate records and minute books of the Company and each Subsidiary have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

5.16	Litigation, etc.

          There are, at the date hereof, no actions, suits or proceedings pending, or to the knowledge of the Company threatened, affecting the Company or any Subsidiary or other person described in Section 5.20 before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of the Company or any Subsidiary or other person which, if successful, would have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby. Although no litigation has been threatened or is pending, it is possible that Flexspace, Inc. may commence a claim against the Company or its Subsidiaries for patent infringement in relation to the Company's Nexus™ raised flooring product. The Company has obtained a written non-infringement opinion in both Canada and the United States that its Nexus™ product does not infringe any known patents, including patents owned by Flexspace, Inc.

5.17	Environmental

          Except as has been disclosed in writing to the Offeror prior to the date hereof, neither the Company nor any Subsidiary is aware of, or has received:

(a)	any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

(b)	any demand or notice with respect to the material breach of any environmental, health or safety law applicable to the Company or any Subsidiary or any of their business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

5.18	Tax Matters

(a)	For purposes of this Agreement, the following definitions shall apply:

(i)	The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its Subsidiaries is required to pay, withhold or collect.

(ii)	The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b)	All Returns required to be filed by or on behalf of the Company or any Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Except as disclosed in writing by the Company to the Offeror on or prior to the date hereof, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any Subsidiaries with respect to items or periods covered by such Returns.

(c)	Except as disclosed in Schedule 5.18, the Company and each Subsidiary has paid or provided adequate accruals in its financial statements for the year ended dated June 30, 1999 for Taxes, including income taxes, labour taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

(d)	For all periods ending on and after June 30, 1996, the Offeror has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any Subsidiary or on behalf of the Company or any Subsidiary relating to Taxes, and (ii) all federal, provincial, state, local or foreign income or franchise tax returns for the Company or any Subsidiaries.

(e)	Except as disclosed in writing to the Offeror, no material deficiencies exist or have been asserted with respect to Taxes of the Company or any Subsidiary. Except as disclosed in writing to the Offeror on or prior to the date hereof, neither the Company nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any Subsidiary. Except as has been disclosed in writing to the Offeror, the Returns of the Company and any Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

(f)	Other than as disclosed in writing to the Offeror on or prior to the date hereof, the Company has provided adequate accruals in its financial statements for the year ended June 30, 1999 (or, in either case, such amounts are fully funded) for all pension or other employee benefit obligations of the Company or any Subsidiary arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company or any of its Subsidiaries.

5.19	Reporting Issuer Status

          The Company is a "reporting issuer" in material compliance with all Applicable Securities Laws of all provinces of Canada and the Common Shares are only listed on The Toronto Stock Exchange and NASDAQ.

5.20	Subsidiaries and Other Investments

(a)	The Company has no Subsidiaries other than as disclosed in the organization chart appended as Schedule 5.20, and share ownership of Subsidiaries is as disclosed in Schedule 5.20; and

(b)	Except as disclosed in Schedule 5.20, the Company and its Subsidiaries have no investments in bodies corporate (other than Subsidiaries described above), joint ventures, partnerships (including limited partnerships).

5.21	Debt

          The Company's consolidated debt (other than trade debt) on the date of this Agreement does not exceed U.S. $42.5 million plus Cdn $20 million.

6.	ADDITIONAL AGREEMENTS

6.1	Other Filings

          The Offeror and the Company shall, as promptly as practicable hereafter, cooperate fully with each other and prepare and file any filings required under Applicable Corporate Laws and Applicable Securities Laws or any other applicable law relating to the Offer and the transactions contemplated hereby. The Company agrees that it shall file a material change report in respect of this Agreement as required under Applicable Securities Laws. In its material change report, the Company agrees that it shall not append a copy of this Agreement without the prior written consent of the Offeror. Further, the Company agrees that the Offeror shall, acting reasonably, have a right to review and comment on the Company's material change report.

6.2	Further Assurances

          Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by legal counsel in writing, each of the parties hereto agrees to use reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Offer, and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts: (i) to obtain all necessary waivers, consents, approvals and authorizations as are required to be obtained under any contracts or agreements to which the Offeror, the Company or any of their respective Subsidiaries is a party; (ii) to obtain all necessary waivers, consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or local or foreign law or regulations; (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including the Offer; (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Offer; and (v) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligation of the Company and the Offeror to use "reasonable commercial efforts" to obtain waivers, consents, approvals and authorizations under contracts or agreements shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties (and the Company and its Subsidiaries are expressly prohibited from doing so).

6.3	Fees and Expenses

          All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses, provided that the Company shall pay the Offeror upon mailing of the Offer the non-refundable amount of $500,000 in respect of the Offeror's expenses in connection with the Offer.

6.4	Officers' and Directors' Insurance

          The Offeror agrees that, if it acquires Common Shares under the Offer, for the entire period from the date of first taking up and paying for Common Shares until six years after such date, the Offeror will cause the Company or any successor to the Company to procure an insurance policy on a run-off basis on terms and conditions otherwise no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof ("Equivalent Insurance"), for all present and former directors and officers of the Company and its Subsidiaries covering claims made prior to or within six years after such date; provided, however, that in no event shall the Company be required to obtain run-off insurance at a premium greater than 150% of the premium paid for the 1999 calendar year for the Company's directors' and officers' insurance (the "Annual Premium"), and if the Company is unable to obtain Equivalent Insurance or if obtaining Equivalent Insurance would cost in excess of 150% of the Annual Premium, the Company shall obtain such insurance as it is able to obtain for 150% of the Annual Premium.

6.5	Compliance with Contracts

          The Offeror agrees that, if it acquires Common Shares under the Offer, it will cause the Company to fulfill its obligations pursuant to (i) the Employment Agreements between the Company or its Subsidiaries and the senior executives of the Company (which have been described on Schedule 5.12 and true and complete copies of which have been provided to the Offeror), and (ii) indemnities provided or available to past and present officers and directors of the Company and its Subsidiaries pursuant to the provisions of the Business Corporations Act (Alberta), the by-laws of the Company and any written indemnity agreements entered into between the Company and such persons (true and complete copies of which have been provided to the Offeror); provided that this Section 6.5 shall not restrict or prohibit the Offeror from dissolving the Company or any Subsidiary, reorganizing the capital of the Company or any Subsidiary, amalgamating the Company or any Subsidiary with one or more corporations, transferring the assets of the Company or any Subsidiary to another entity, causing the Company or any Subsidiary to assume the liabilities of another entity or otherwise reorganizing or restructuring the Company or any Subsidiary or any of their respective businesses.

7.	TERM, TERMINATION, AMENDMENT AND WAIVER

7.1	Term

          This Agreement shall be effective from the date hereof until the earlier of the termination of this Agreement pursuant to Section 7.2 and the appointment or election to the Board of persons designated by the Offeror pursuant to Section 1.6, provided that Sections 3.1, 6.3, 6.4 and 6.5 shall survive the termination of this Agreement.

7.2	Termination

          This Agreement, other than the provisions set forth in Sections 3.1, 6.3, 6.4 and 6.5, may be terminated by written notice promptly given to the other party hereto, at any time prior to the time the Offeror first takes up and pays for Common Shares:

(a)	by the Company, if the Offeror has not mailed the Offer Circular to Shareholders on or before 12:00 midnight (Calgary time) on January 31, 2000; or

(b)	by the Offeror, if the conditions set forth in (i) Section 1.2 have not been satisfied or waived by the Offeror by the time provided for Section 7.2(a), or (ii) the conditions to the Offer have not been satisfied or waived by the Offeror on or before the Expiry Time; or

(c)	by either the Offeror or the Company, if the Offeror has not taken up and paid for the Common Shares deposited under the Offer on or before the date which is 90 days following the day of mailing of the Offer Circular; or

(d)	by the Offeror or the Company, if the Offer terminates or expires at the Expiry Time without the Offeror taking up and paying for any of the Common Shares as a result of the failure of any condition to the Offer to be satisfied or waived; or

(e)	by the Offeror or the Company, if the fee referred to in Section 3.1 becomes payable and payment is made or is immediately available to the Offeror.

7.3	Effect of Termination

          In the event of the termination of this Agreement as provided in Section 7.2, this Agreement shall forthwith become void and there shall be no liability on the part of the Offeror or the Company hereunder, except as set forth in Sections 3.1, 6.3, 6.4 and 6.5 and this Section 7.3. Nothing contained in this Section 7.3 shall relieve any party from liability for any breach of any provision of this Agreement or from any obligation to pay the fees set forth in Sections 3.1 or 6.3. No termination of this Agreement shall affect the Confidentiality Agreement except to the extent specified therein.

7.4	Amendment

          This Agreement may be amended by mutual agreement among the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto .

7.5	Waiver

          The Offeror and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.	GENERAL PROVISIONS

8.1	Notices

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission or sent by prepaid same day or overnight courier to the parties at the following address (or at such other addresses as shall be specified by either party by notice to the other):

(a)	if to the Offeror:

Haworth, Inc.
One Haworth Center
Holland, Michigan 49423-9576
USA

Attention: Calvin W. Kreuze

Telephone: (616) 393-1109

Facsimile: (616) 393-1934

with a copy to:

McCarthy Tétrault
3300, 421 - 7th Avenue S.W.
Calgary, Alberta T2P 4K9

Attention: Richard A. Shaw, Q.C.

Telephone: (403) 260-3636

Facsimile: (403) 260-3501

(b)	if to the Company:

SMED International
10 Smed Lane S.E.
Calgary, Alberta T2C 4T5

Attention: Bryan de Lottinville
Executive Vice President
Corporate Affairs

Telephone: (403) 203-6103

Facsimile: (403) 203-6012

with a copy to:

Bennett Jones
4500 Bankers Hall East
855 - 2nd Street S.W.
Calgary, Alberta T2P 4K7

Attention: William S. Rice

Telephone: (403) 298-3126

Facsimile: (403) 265-7219

8.2	Interpretation

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term "business day" herein means any day on which commercial banks are open for business in Calgary, Alberta.

8.3	Miscellaneous

          This Agreement, together with the Confidentiality Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and enure to the benefit of the parties and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder, except for the rights provided to other parties in Section 6.4 and 6.5, and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. The parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Haworth agrees to attorn to the non-exclusive jurisdiction of courts of competent jurisdiction of the Province of Alberta.

8.4	Publicity

          So long as this Agreement is in effect and except as required by Applicable Securities Laws, Applicable Corporate Laws and the rules, regulations and policies of any applicable stock exchange, each of the Offeror and the Company promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its Subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the media or any third party with respect to this Agreement or the transactions contemplated hereby.

8.5	Assignment

          Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other party.

8.6	Termination of Representations and Warranties

          The representations, warranties, covenants and agreements made by the parties herein shall terminate upon the take-up of and payment for Common Shares pursuant to the Offer.

8.7	Time is of the Essence

          Time shall be of the essence of this Agreement.

8.8	Currency

          Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in Canadian dollars. All payments shall be in immediately available funds.

8.9	Severability

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10	Haworth Covenant

          Haworth covenants to ensure the performance by the Offeror of all of its obligations hereunder and to be directly liable as a principal obligor for any such obligations without the necessity or the requirement for the Company to pursue or exhaust its remedies or recourse against the Offeror.

          In witness whereof, Haworth and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HAWORTH, INC.

By:    s/ Calvin W. Kreuze

          Name:  Calvin W. Kreuze

          Title:    Vice-President, Global Finance

SMED INTERNATIONAL INC.

By:    s/ Andrew R.G. Moor

          Name:  Andrew R.G. Moor

          Title:    President

SCHEDULE 1.1(a)

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Offer, and not withdrawn, at least 66 2/3% of the Common Shares (on a fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not be included as part of the minority approval of a Subsequent Acquisition Transaction;

(b)	all regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or securities or other regulatory authorities) which are necessary or desirable in connection with the Offer, shall have been obtained or concluded on terms satisfactory to the Offeror;

(c)	(i)	no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and

	(ii)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied whether or not having the force of law:

(A)	which has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the ability of the Offeror to complete a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(B)	which could materially adversely affect the Company and its subsidiaries, associates or entities in which it has a direct or indirect material interest (collectively, "entities") or the Offeror's ability to effect a Compulsory Acquisition or Subsequent Acquisition Transaction; or

(C)	which, in the sole judgment of the Offeror, might materially interfere with the Offeror's ability to proceed with the Offer and/or with the taking-up and paying for Common Shares under the Offer;

(d)	any applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been earlier terminated;

(e)	the Offeror shall have determined that there shall not exist any prohibition at law against the Offeror making the Offer, taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(f)	the Offeror shall have determined that neither the Company nor any of its entities has taken any action, proposed to take any action or disclosed any previously undisclosed action taken by them, and no other party shall have taken any action that would be materially adverse to the business of the Company or any of its entities or that might make it inadvisable for the Offeror to proceed with the Offer and/or to take up and pay for Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(g)	the Offeror shall have determined that there does not exist and has not occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any fact, circumstance or change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of the Company or any of its entities which, in the sole judgment of the Offeror, is materially adverse or may reasonably be considered to be significant to a purchaser of Common Shares;

(h)	there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, enquiry or other occurrence of any nature whatsoever which, in the sole judgment of the Offeror, materially adversely affects, or may materially adversely affect, the financial markets in Canada or the United States generally or the financial condition, business, operations, assets, affairs or prospects of the Company or any of its entities;

(i)	the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or in the United States, including, without limitation, any annual information form, financial statements, material change report or management proxy circular or in any document so filed or released by the Company to the public; and

(j)	the Company shall have complied in all material respects with its covenants and obligations under the Pre-Acquisition Agreement to be complied with at or prior to the Expiry Time and all representations and warranties of the Company under the Pre-Acquisition Agreement shall be true and correct in all material respects.